Exhibit 99.1

A Message from CEO Mike Spanos About The Coronavirus Pandemic

Dear Valued Guests,

We understand that these are challenging and unusual times. Our goal is to support our team members and our communities by never compromising the safety of guests or employees. Since the onset of COVID-19, we have followed the guidance of federal, state, and local authorities. As of today, many states have declared a state of emergency and are recommending that all non-essential gatherings of large groups be postponed or canceled.

Given that direction, we have made the decision to delay the opening or temporarily suspend the operations for the following parks through the end of March, at which time we will re-evaluate on a park-by-park basis:

•	Six Flags Magic Mountain in Valencia, California
•	Six Flags Discovery Kingdom in Vallejo, California
•	Hurricane Harbor Phoenix in Phoenix, Arizona
•	Six Flags Over Georgia in Austell, Georgia
•	Six Flags Over Texas in Arlington, Texas
•	Six Flags Fiesta Texas in San Antonio, Texas
•	Frontier City in Oklahoma City, Oklahoma
•	Six Flags St. Louis in Eureka, Missouri
•	Six Flags America in Upper Marlboro, Maryland
•	Six Flags Great Escape Lodge & Indoor Waterpark in Lake George, New York

We will continue to closely monitor the latest developments and follow the guidance from federal, state, and local officials.

For additional information about COVID-19, please read the latest report from the Centers for Disease Control at www.cdc.gov, or your local health department website.

On behalf of everyone at Six Flags, thank you for your trust in us. I look forward to seeing you out in our parks.

Best regards,

Mike Spanos

President & CEO

Six Flags Entertainment Corporation